Exhibit 99.1

United Announces

First-Quarter 2014 Results

UAL Reports $489 Million First-Quarter 2014 Loss Excluding Special Items;

$609 Million Loss Including Special Items

CHICAGO, April 24, 2014 – United Airlines (UAL) today reported a first-quarter 2014 net loss of $489 million, or $1.33 per share, excluding $120 million of special items. Including special items, UAL reported a first-quarter 2014 net loss of $609 million, or $1.66 per share.

•	Historic severe weather increased United’s first-quarter loss by approximately $200 million.

•	United’s consolidated passenger revenue per available seat mile (PRASM) decreased 2.0 percent in the first quarter of 2014 compared to the first quarter of 2013. Weather-related cancellations reduced first-quarter 2014 consolidated PRASM by approximately 1.5 percentage points.

•	First-quarter 2014 consolidated unit costs (CASM) increased 1.0 percent year-over-year. First-quarter 2014 consolidated CASM, excluding special charges, third-party business expenses, fuel and profit sharing, increased 3.1 percent year-over-year on a consolidated capacity reduction of 0.3 percent.

•	UAL ended the first quarter with $6.0 billion in unrestricted liquidity.

“This quarter’s financial performance is well below what we can and should achieve. We are taking the appropriate steps with our operations, network, service and product to deliver significantly better financial results,” said Jeff Smisek, UAL’s chairman, president and chief executive officer. “The entire United team is sharply focused on accomplishing the goals we have laid out for long-term financial success.”

First-Quarter Revenue and Capacity

For the first quarter of 2014, total revenue was $8.7 billion, a decrease of 0.3 percent year-over-year. First-quarter consolidated passenger revenue decreased 2.3 percent to $7.4 billion, compared to the same period in 2013. Ancillary revenue per passenger in the first quarter increased 7.6 percent year-over-year to more than $21 per passenger. First-quarter cargo revenue decreased 7.9 percent versus the first quarter of 2013 to $209 million. Other revenue in the first quarter increased 18.0 percent year-over-year to $1.1 billion, in large part due to an agreement to sell jet fuel to a third party.

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Consolidated revenue passenger miles and consolidated available seat miles each decreased 0.3 percent year-over-year for the first quarter, driven largely by adverse weather, resulting in a first-quarter consolidated load factor of 81.1 percent.

First-quarter 2014 consolidated PRASM and consolidated yield each decreased 2.0 percent compared to the first quarter of 2013.

“We recognize that we have lagged on revenue and are taking the necessary actions to remedy that,” said Jim Compton, UAL’s vice chairman and chief revenue officer. “Our employees pulled together during the unprecedented extreme winter weather that marked this quarter. We appreciate their hard work, which resulted in higher customer satisfaction scores than for the same period last year.”

Passenger revenue for the first quarter of 2014 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	1Q 2014 Passenger Revenue (millions)	Passenger Revenue vs. 1Q 2013	PRASM vs. 1Q 2013	Yield vs. 1Q 2013	Available Seat Miles vs. 1Q 2013
Domestic	$2,916	0.2%	1.4%	0.3%	(1.0%)
Atlantic	1,163	(1.9%)	(3.4%)	0.4%	1.5%
Pacific	1,086	(5.0%)	(6.3%)	(4.0%)	1.4%
Latin America	683	(2.6%)	(1.7%)	(3.6%)	(0.9%)

International	2,932	(3.2%)	(4.1%)	(2.2%)	0.9%
Mainline	5,848	(1.5%)	(1.5%)	(1.0%)	0.0%
Regional	1,536	(5.2%)	(3.5%)	(6.0%)	(1.8%)

Consolidated	$7,384	(2.3%)	(2.0%)	(2.0%)	(0.3%)

First-Quarter Costs

Total operating expenses increased $60 million, or 0.7 percent, in the first quarter versus the same period in 2013. Excluding special charges, first-quarter total operating expenses increased $100 million, or 1.1 percent, year-over-year.

First-quarter consolidated CASM increased 1.0 percent year-over-year. First-quarter consolidated CASM, excluding special charges, third-party business expense, fuel and profit sharing, increased 3.1 percent compared to the first quarter of 2013. Third-party business expense was $193 million in the first quarter of 2014.

“We are making good progress in reducing costs and delivering sustainable efficiencies, all while improving the product for our customers,” said John Rainey, UAL’s executive vice president and chief financial officer. “While we are not pleased with our first-quarter financial results, we are building a strong foundation that will result in improved financial performance.”

UAL Announces First-Quarter 2014 Results / Page 3

Liquidity and Cash Flow

UAL ended the first quarter with $6.0 billion in unrestricted liquidity, including $1.0 billion of undrawn commitments under a revolving credit facility. The company generated $694 million of operating cash flow in the first quarter. During the first quarter, the company had gross capital expenditures of $737 million, excluding fully reimbursable projects. The company made debt and capital lease principal payments of $637 million in the first quarter.

First-Quarter 2014 Accomplishments

Operations, Employees and Customer Service

•	United Airlines reported a first-quarter mainline on-time arrival rate (domestic and international) of 74.3 percent, adversely affected by unusually bad winter storms during the quarter that impacted many of the airline’s hubs. The on-time arrival rate is based on flights arriving within 14 minutes of scheduled arrival time.

•	United paid employees $190 million in profit sharing for 2013 performance.

•	Building on the success of last year’s training, the company launched its second wave of customer service training geared toward delivering on United’s flyer-friendly brand promise.

Finance, Network and Fleet

•	The company pre-paid $400 million of 8 percent unsecured notes due 2024 and reduced its convertible debt balance by $202 million in the first quarter.

•	United priced $949 million of enhanced equipment trust certificates at a blended interest rate of 4.13 percent, a record low interest rate for financings of this type. The proceeds are being used to finance the acquisition of 13 Boeing 737-900ERs, nine Embraer 175s, two 787-8 Dreamliners and one 787-9 Dreamliner.

•	The company took delivery of two new Boeing 787-8 Dreamliners in the first quarter, bringing its total Dreamliner fleet to 10 aircraft, and its first Embraer 175, the newest addition to the United Express fleet. United also took delivery of 10 new Boeing 737-900ERs and exited from scheduled service three 757-200s during the first quarter.

•	United operated the first commercial flight worldwide with the new, fuel-efficient Split Scimitar winglets. Once the Split Scimitar installation is complete, winglet technology on United’s 737, 757 and 767 fleet is expected to save the airline more than 65 million gallons of fuel a year, equivalent to over $200 million per year in jet fuel costs at today’s prices.

•	United continued installing slimmer, next-generation economy class seats on certain aircraft. The airline now offers these seats, which are 10 to 15 percent lighter than the seats they are replacing, on approximately 200 aircraft and expects to complete installation on approximately 350 aircraft by the end of 2014.

UAL Announces First-Quarter 2014 Results / Page 4

•	United expanded its industry-leading global route network, launching nonstop flights from San Francisco to Taipei, Taiwan. The company also announced new nonstop international flights beginning later this year to Aruba; Santiago, Dominican Republic; and Nassau, Bahamas; and the airline’s first scheduled international route using the new 787-9 Dreamliner from Los Angeles to Melbourne, Australia. The airline started five new domestic routes in the first quarter, including United’s first service to Elmira, N.Y. and Topeka, Kan., and it also announced 10 new domestic markets including the company’s first service to Bangor, Maine; Devil’s Lake, N.D.; Jamestown, N.D.; and St. Cloud, Minn.

Flyer-Friendly Product, Loyalty Program and Facilities

•	The company and its partners at San Francisco International Airport opened the newly renovated Boarding Area E in Terminal 3, a 10-gate, 68,800-square-foot boarding area.

•	United opened a new Global Services reception lobby for its top frequent flyers at the airline’s New York hub at Newark Liberty International Airport. The company also completed construction on a new widebody aircraft maintenance hangar at Newark, expanding its maintenance capability for widebody aircraft at the airport by 33 percent. The company continued outfitting aircraft with satellite Wi-Fi across its mainline fleet. The airline now offers Wi-Fi on more than 230 aircraft and expects to have more than 450 Wi-Fi equipped aircraft by the end of 2014.

•	United announced that it is rolling out a new personal device entertainment system onboard mainline aircraft later this year. With the new service, customers can choose from more than 150 movies and nearly 200 TV shows and watch them on their personal devices.

•	United together with global distribution system (GDS) Travelport announced that Travelport-connected agents in the U.S. can now sell United Economy Plus extra-legroom seating. Travelport is the first GDS to re-launch the capability for travel agents to sell Economy Plus.

•	The airline expanded its Mercedes-Benz tarmac transportation service, originally offered in Chicago and Houston, to its hubs at Newark Liberty and San Francisco.

•	United debuted new electronics charging stations at its Chicago O’Hare hub. The airline is installing nearly 500 electronics charging stations in customer seating areas at airports nationwide.

•	The airline added new menu items including gluten-free options for premium-cabin and United Economy customers. In addition, the company expanded for sale its premium wine service in United Economy on flights between the United States and Europe.

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•	United and the PGA TOUR teamed up to offer members of MileagePlus special discounts and access to courses within the PGA TOUR’s TPC Network – a collection of more than 30 world-class golf destinations throughout North America. United is the official airline of the PGA TOUR.

About United

United Airlines and United Express operate an average of more than 5,300 flights a day to more than 360 airports across six continents. In 2013, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights carrying 139 million customers. United is delivering a more flyer-friendly experience, offering more premium-cabin flat-bed seats and extra-legroom, economy-class seating than any airline in North America. In 2013, United became the first U.S. global carrier to offer satellite-based Wi-Fi, including on long-haul overseas routes. The airline also features DIRECTV® on more than 200 aircraft, with more live television access than any airline in the world. United operates nearly 700 mainline aircraft and, in 2014, will take delivery of 35 new Boeing aircraft and welcome 27 new E175 aircraft to United Express. Business Traveler magazine awarded United Best Airline for North American Travel for 2013, and readers of Global Traveler magazine have voted United’s MileagePlus program the Best Frequent-Flyer program for 10 consecutive years. Air Transport World named United the Eco-Aviation Airline of the Year Gold Winner in 2013. United is a founding member of Star Alliance, which provides service to 195 countries via 26 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans and revenue-generating initiatives, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); economic and political instability and other risks of doing business globally; our ability to cost-effectively hedge against increases in the price of

UAL Announces First-Quarter 2014 Results / Page 6

aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; disruptions to our regional network; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Part I, Item 1A, Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

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UAL Announces First-Quarter 2014 Results / Page 7

UNITED CONTINENTAL HOLDINGS, INC. STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED) THREE MONTHS ENDED MARCH 31, 2014 AND 2013
	Three Months Ended March 31,		%
(In millions, except per share data)	2014	2013	Increase/ (Decrease)
Operating revenue:
Passenger:
Mainline	$5,848	$5,938	(1.5)
Regional	1,536	1,621	(5.2)

Total passenger revenue	7,384	7,559	(2.3)
Cargo	209	227	(7.9)
Other operating revenue	1,103	935	18.0

Total operating revenue	8,696	8,721	(0.3)

Operating expense:
Aircraft fuel (A)	2,917	3,050	(4.4)
Salaries and related costs	2,153	2,127	1.2
Regional capacity purchase (B)	559	588	(4.9)
Landing fees and other rent	572	497	15.1
Aircraft maintenance materials and outside repairs	458	438	4.6
Depreciation and amortization	409	408	0.2
Distribution expenses	318	328	(3.0)
Aircraft rent	224	240	(6.7)
Special charges (C)	52	92	NM
Other operating expenses	1,383	1,217	13.6

Total operating expense	9,045	8,985	0.7

Operating loss	(349)	(264)	32.2
Nonoperating income (expense):
Interest expense	(187)	(201)	(7.0)
Interest capitalized	14	11	27.3
Interest income	5	5	—
Miscellaneous, net	(89)	23	NM

Total nonoperating expense	(257)	(162)	58.6

Loss before income taxes	(606)	(426)	42.3
Income tax expense (benefit) (D)	3	(9)	NM

Net loss	$(609)	$(417)	46.0

Loss per share, basic	$(1.66)	$(1.26)	31.7

Loss per share, diluted	$(1.66)	$(1.26)	31.7

Weighted average shares, basic	368	332	10.8
Weighted average shares, diluted	368	332	10.8
NM Not meaningful

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UAL Announces First-Quarter 2014 Results / Page 8

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended March 31,		%
(In millions, except per gallon)	2014	2013	Increase/ (Decrease)
Mainline fuel expense excluding hedge impacts	$2,365	$2,461	(3.9)
Hedge losses reported in fuel expense (a)	(3)	(9)	NM

Total mainline fuel expense	2,368	2,470	(4.1)
Regional fuel expense	549	580	(5.3)

Consolidated fuel expense	2,917	3,050	(4.4)
Cash received on settled hedges that do not qualify for hedge accounting (b)	7	17	NM

Fuel expense including all gains (losses) from cash-settled hedges	$2,910	$3,033	(4.1)

Mainline fuel consumption (gallons)	746	748	(0.3)
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$3.17	$3.29	(3.6)
Mainline average aircraft fuel price per gallon	$3.17	$3.30	(3.9)
Mainline average aircraft fuel price per gallon including all gains (losses) from settled hedges	$3.16	$3.28	(3.7)
Regional fuel consumption (gallons)	170	176	(3.4)
Regional average aircraft fuel price per gallon	$3.23	$3.30	(2.1)
Consolidated fuel consumption (gallons)	916	924	(0.9)
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$3.18	$3.29	(3.3)
Consolidated average aircraft fuel price per gallon	$3.18	$3.30	(3.6)
Consolidated average aircraft fuel price per gallon including all gains (losses) from cash-settled hedges	$3.18	$3.28	(3.0)

(a)	Includes gains (losses) from settled hedges that were designated for hedge accounting. UAL allocates 100 percent of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness gains (losses) on cash-settled hedges and gains (losses) on cash-settled hedges that were not designated for hedge accounting.

(B)	UAL has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, UAL pays the regional carriers or other third parties contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rent of $162 million for the three months ended March 31, 2014, of which $109 million and $53 million is included in regional capacity purchase expense and aircraft rentals, respectively, in our Statements of Consolidated Operations.

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UAL Announces First-Quarter 2014 Results / Page 9

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C)	Special items include the following:

	Three Months Ended March 31,
(In millions)	2014	2013
Integration-related costs	$34	$70
Severance and benefits	14	14
(Gains) losses on sale of assets and other special (gains) losses, net	4	(3)
Additional costs associated with the temporarily grounded Boeing 787 aircraft	—	11

Special charges	52	92
Venezuela foreign exchange loss	$21	$—
Income tax benefit	(1)	—

Total operating and nonoperating special charges, net of income taxes	$72	$92
Mark-to-market (MTM) (gains) losses from fuel hedges settling in future periods	$26	(48)
Prior period gains on fuel contracts settled in the current period	22	15

Total special items, net of income taxes	$120	$59

2014 - Special items

Integration-related costs: Integration-related costs include compensation costs related to systems integration and training, new uniforms, relocation for employees and severance primarily associated with administrative headcount reductions.

Severance and benefits: The company recorded $14 million of severance and benefits. We currently expect to reduce up to 470 airport operations and catering positions at Cleveland as a result of the previously announced capacity reductions and an additional 238 airport positions in Canada.

Venezuela foreign exchange loss: The company recorded $21 million of losses due to exchange rate changes in Venezuela applicable to funds held in local currency. Approximately $100 million of the company’s unrestricted cash balance was held as Venezuelan bolivars as of March 31, 2014. United is working with Venezuelan authorities regarding the timing of the repatriation of its funds held in local currency.

MTM (gains) losses from fuel hedges settling in future periods and prior period gains on fuel contracts settled in the current period: The company utilizes certain derivative instruments that are economic hedges but do not qualify for hedge accounting under U.S. Generally Accepted Accounting Principles. The company records changes in the fair value of these economic hedges to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three months ended March 31, 2014, the company recorded $26 million in MTM losses on economic hedges that will settle in future periods. For economic hedges that settled in the three months ended March 31, 2014, the company recorded MTM gains of $22 million in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

2013 - Special items

Integration-related costs: Integration-related costs included compensation costs related to systems integration and training, branding activities, new uniforms, write-off or acceleration of depreciation on systems and facilities that were no longer used or planned to be used for significantly shorter periods, relocation for employees and severance primarily associated with administrative headcount reductions.

Voluntary severance and benefits: The company recorded $14 million associated with a voluntary program offered by United in which flight attendants took an unpaid 13-month leave of absence. The flight attendants continue to receive medical benefits and other company benefits while on leave under the program. Approximately 1,300 flight attendants opted to participate in the program.

Charges for temporarily grounded 787 aircraft: The company recorded $11 million associated with the temporary grounding of its Boeing 787 aircraft. The charges were comprised of aircraft depreciation expense and dedicated personnel costs that the company incurred while the aircraft were grounded.

Gains on sales of assets and other special items, net: The company recorded a $5 million gain related to a contract termination and $2 million in losses on the sale of assets.

MTM (gains) losses from fuel hedges settling in future periods and prior period gains on fuel contracts settled in the current period: During the three months ended March 31, 2013, the company recorded $48 million in MTM gains on economic hedges that settled in later periods. For economic hedges that settled in the three months ended March 31, 2013, the company recorded MTM gains of $15 million in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

(D)	The company is required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized. As a result, pre-tax losses for the three months ended March 31, 2014, and March 31, 2013, were not tax benefited.

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UAL Announces First-Quarter 2014 Results / Page 10

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended March 31,		%
	2014	2013	Increase/ (Decrease)
Mainline:
Passengers (thousands)	21,229	21,479	(1.2)
Revenue passenger miles (millions)	40,337	40,547	(0.5)
Available seat miles (millions)	49,797	49,820	—
Cargo ton miles (millions)	585	546	7.1
Passenger load factor:
Mainline	81.0%	81.4%	(0.4	)pts.
Domestic	85.0%	84.2%	0.8	pts.
International	77.1%	78.6%	(1.5	)pts.
Passenger revenue per available seat mile (cents)	11.74	11.92	(1.5)
Average yield per revenue passenger mile (cents)	14.50	14.64	(1.0)
Cost per available seat mile (CASM) (cents):
CASM (a)	14.90	14.90	—
CASM, excluding special charges (b)	14.80	14.72	0.5
CASM, excluding special charges and third-party business expenses (b)	14.41	14.48	(0.5)
CASM, excluding special charges, third-party business expenses and fuel (b)	9.66	9.52	1.5
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	14.60	14.48	0.8
Average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense (c)	$3.17	$3.29	(3.6)
Average aircraft fuel price per gallon (c)	$3.17	$3.30	(3.9)
Average aircraft fuel price per gallon including all gains (losses) from cash-settled hedges (c)	$3.16	$3.28	(3.7)
Fuel gallons consumed (millions)	746	748	(0.3)
Aircraft in fleet at end of period	700	703	(0.4)
Average stage length (miles) (d)	1,919	1,876	2.3
Average daily utilization of each aircraft (hours)	9:58	9:59	(0.2)
Regional:
Passengers (thousands)	10,671	10,876	(1.9)
Revenue passenger miles (millions)	6,046	5,997	0.8
Available seat miles (millions)	7,419	7,552	(1.8)
Passenger load factor	81.5%	79.4%	2.1	pts.
Passenger revenue per available seat mile (cents)	20.70	21.46	(3.5)
Average yield per revenue passenger mile (cents)	25.41	27.03	(6.0)
Aircraft in fleet at end of period	572	558	2.5
Average stage length (miles) (d)	553	536	3.2

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UAL Announces First-Quarter 2014 Results / Page 11

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended March 31,		%
	2014	2013	Increase/ (Decrease)
Consolidated (Mainline and Regional):
Passengers (thousands)	31,900	32,355	(1.4)
Revenue passenger miles (millions)	46,383	46,544	(0.3)
Available seat miles (millions)	57,216	57,372	(0.3)
Passenger load factor	81.1%	81.1%	—	pts.
Passenger revenue per available seat mile (cents)	12.91	13.18	(2.0)
Total revenue per available seat miles (cents)	15.20	15.20	—
Average yield per revenue passenger mile (cents)	15.92	16.24	(2.0)
CASM (a)	15.81	15.66	1.0
CASM, excluding special charges (b)	15.72	15.50	1.4
CASM, excluding special charges and third-party business expenses (b)	15.38	15.29	0.6
CASM, excluding special charges, third-party business expenses and fuel (b)	10.28	9.97	3.1
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	15.56	15.29	1.8
Average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (c)	$3.18	$3.29	(3.3)
Average aircraft fuel price per gallon (c)	$3.18	$3.30	(3.6)
Average aircraft fuel price per gallon including all gains (losses) from cash-settled hedges (c)	$3.18	$3.28	(3.0)
Fuel gallons consumed (millions)	916	924	(0.9)
Average full-time equivalent employees (thousands)	83.2	84.3	(1.3)

(a)	Includes impact of special charges (See Note C).
(b)	These financial measures provide management and investors the ability to monitor the company’s performance on a consistent basis.
(c)	Fuel price per gallon includes aircraft fuel and related taxes.
(d)	Average stage length equals the average distance a seat travels adjusted for size of aircraft (available seat miles/seats).

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UAL Announces First-Quarter 2014 Results / Page 12

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including net income/loss excluding special items, net earnings/loss per share excluding special items, and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that adjusting for special items is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. In addition, the company believes that adjusting for MTM (gains) losses from fuel hedges settling in future periods and prior period gains on fuel contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled hedges in a given period. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence.

	Three Months Ended March 31,		$	%
(in millions)	2014	2013	Increase/ (Decrease)	Increase/ (Decrease)
Operating expenses	$9,045	$8,985	$60	0.7
Less: Special charges (C)	52	92	(40)	NM

Operating expenses, excluding special charges	8,993	8,893	100	1.1
Less: Third-party business expenses	193	121	72	59.5
Less: Fuel expense	2,917	3,050	(133)	(4.4)
Less: Profit sharing, including taxes	—	—	—	—

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,883	$5,722	$161	2.8

Net loss	$(609)	$(417)	$192	46.0
Less: Special items, net (C)	120	59	61	NM

Net loss, excluding special items, net	$(489)	$(358)	$131	36.6

Diluted loss per share	$(1.66)	$(1.26)	$0.40	31.7
Add back: Special items, net of tax	0.33	0.18	0.15	NM

Diluted loss per share, excluding special items, net	$(1.33)	$(1.08)	$0.25	23.1

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UAL Announces First-Quarter 2014 Results / Page 13

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended March 31,		%
	2014	2013	Increase/ (Decrease)
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	14.90	14.90	—
Less: Special charges (C)	0.10	0.18	NM

CASM, excluding special charges	14.80	14.72	0.5
Less: Third-party business expenses	0.39	0.24	62.5

CASM, excluding special charges and third-party business expenses	14.41	14.48	(0.5)
Less: Fuel expense	4.75	4.96	(4.2)

CASM, excluding special charges, third-party business expenses and fuel	9.66	9.52	1.5
Less: Profit sharing per available seat mile	—	—	NM

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.66	9.52	1.5
Add: Profit sharing held constant at prior year expense per available seat mile	—	—	NM
Add: Current year fuel cost at prior year fuel price per available seat mile	4.94	—	NM
Add: Prior year fuel cost per available seat mile	—	4.96	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	14.60	14.48	0.8

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	15.81	15.66	1.0
Less: Special charges (C)	0.09	0.16	NM

CASM, excluding special charges	15.72	15.50	1.4
Less: Third-party business expenses	0.34	0.21	61.9

CASM, excluding special charges and third-party business expenses	15.38	15.29	0.6
Less: Fuel expense	5.10	5.32	(4.1)

CASM, excluding special charges, third-party business expenses and fuel	10.28	9.97	3.1
Less: Profit sharing per available seat mile	—	—	NM

CASM, excluding special charges, third-party business expenses, fuel and profit sharing	10.28	9.97	3.1
Add: Profit sharing held constant at prior year expense per available seat mile	—	—	NM
Add: Current year fuel cost at prior year fuel price per available seat mile	5.28	—	NM
Add: Prior year fuel cost per available seat mile	—	5.32	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	15.56	15.29	1.8

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UAL Announces First-Quarter 2014 Results / Page 14

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

(in millions)	Twelve Months Ended March 31, 2014
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special items (a)	$896
Add: Interest expense (b)	781
Add: Interest component of capitalized aircraft rent (b)	458
Add: Net interest on pension (b)	133
Add: Adjusted income tax benefit	14

NOPAT	$2,282

Effective tax rate	(1.6%)
Invested Capital (five-quarter average)
Total assets	$37,113
Add: Capitalized aircraft rent (@ 7.0x)	6,658
Less:
Advance ticket sales	(4,353)
Frequent flier deferred revenue	(6,540)
Deferred incomes taxes	2,658
Tax valuation allowance	(4,232)
Other non-interest bearing liabilities	(6,638)

Average Invested Capital (five-quarter average)	$24,666

Return on Invested Capital	9.3%

Twelve Months Ended March 31, 2014
(a) Non-GAAP Financial Reconciliation
Pre-tax income	$359
Add: Special items	537

Pre-tax income excluding special items	$896

(b)	Net of tax shield

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